                                                                    Exhibit 23.2




CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement of Commercial Vehicle Group, Inc. on Form S-4 of our report dated April 18, 2005, related to the consolidated financial statements of Mayflower Vehicle Systems Truck Group (a division of Mayflower US Holdings, Inc.) as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading "Experts" in such prospectus.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
November 1, 2005